MINUTES OF THE BOARD OF DIRECTORS OF
                               PIONEER OIL AND GAS
                               ON OCTOBER 22, 1999

          Minutes of the Board of Directors Meeting of Pioneer Oil and Gas held on October 22, 1999, at 1225 Fort Union Blvd., Suite 100, Midvale, Utah 84047 at 10:00 A.M. Don J. Colton, Chairman of the Board called the meeting to order. The Board discussed the recent acquisition of oil and gas leases by Pioneer Oil and Gas with employees of the Company and ratified the action and agreed that in the future the full-time employees of the Company can purchase with the Company 25% of the oil and gas leases acquired with the Company for the reasons stated in the Resolution attached hereto entered into in 1987 for production purchases. If the Company is unable to raise the necessary funds to pay its share of any oil and gas leases the employees of the Company can purchase more of the oil and gas leases than 25% to allow the Company to close on the oil and gas leases.

          The Board unanimously agreed that the oil and gas leases should be handled in the same manner as the production purchases requiring the employees to pay their pro rata portion of the costs at the same time Pioneer Oil and Gas pays for the leases. The reasons for allowing the purchases by the employees are the same for the production purchases and the Board believes the program for production purchases has been successful since the employees have been even more careful with their own funds at risk.

          There being no further business to come before the meeting, the same was upon motion, duly adjourned.

          IN WITNESS WHEREOF, these Minutes of the Board of Directors Meeting are executed this 22nd day of October, 1999.

                             MEMBERS OF THE BOARD OF
                             DIRECTORS OF PIONEER OIL AND GAS

                             Signed by Don J. Colton

                             Signed by Gregg B. Colton

                             Signed by John O. Anderson

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                      RESOLUTION OF THE BOARD OF DIRECTORS
                             OF PIONEER OIL AND GAS



          Pioneer Oil and Gas ("Pioneer) is presently purchasing several oil and gas producing properties and is limited by the amount of properties it can purchase / due to its cash flow. Therefore, it is recommended that Pioneer allow its Directors and employees to purchase on the same basis as Pioneer up to twenty-- five percent (25%) If they desire, of any production purchase of Pioneer if the Directors and employees pay their pro-rata share of the cash purchase price at the time Pioneer pays its pro rata share of the production price. If Pioneer is unable to raise the necessary funds to pay its share of any production purchase the Directors and employees of Pioneer can purchase more of the production than 25% to allow Pioneer to close on the production deal.

          by allowing the Directors and employees to participate in the production purchases the following four objectives will be attained:

          1. Pioneer shall reduce its risk in any one property by not purchasing 100% of the oil and gas property being purchased.

          2.  Directors  and employees  shall have an even greater  incentive to
          carefully   evaluate  all   production   purchases   before  they  are
          consummated.

          3. Pioneer can purchase and bid on more oil and gas properties because It will be sharing in the purchase price.

          4. Pioneer will not lose its down payment money on a particular property if the Directors and employees can raise the additional funds to pay the total purchase price if Pioneer is unable to do so.

          If the foregoing resolution for allowing Directors and employees of Pioneer to share in the purchase of oil and gas properties, meets with your approval, please indicate by signing below.

                    Signed on April 3, 1987 by Don J. Colton

                    Signed on April 28, 1987 by Howard R. Pratt

                    Signed on April 3, 1987 by Gregg B. Colton

                    Signed on April 10, 1987 by John F. Schatz

                    Signed on May 8, 1987 by Larry G. Colton